Exhibit 21.1

SUBSIDIARIES OF ALEXION PHARMACEUTICALS, INC.

Alexion Antibody Technologies, Inc. is incorporated in California

Alexion Europe SAS is incorporated in France

Alexion Manufacturing LLC is formed in Delaware

Alexion Delaware Holding LLC is formed in Delaware

Alexion Bermuda L.P. is registered in Bermuda

Alexion Holding B.V. is registered in the Netherlands

Alexion International Sarl is incorporated in Switzerland

Alexion Pharma France SAS is incorporated in France

Alexion Pharma UK Limited is incorporated in the United Kingdom

Alexion Pharma Germany GmbH is incorporated in Germany

Alexion Pharma Spain S.L. is incorporated in Spain

Alexion Pharma Italy S.r.l is incorporated in Italy

Alexion Pharma Suisse Sarl is incorporated in Switzerland

Alexion Pharma Belgium Srl is incorporated in Belgium